Exhibit (a)(1)(i)

CUBIST PHARMACEUTICALS, INC.

AMENDMENT AND SUPPLEMENT TO

FUNDAMENTAL CHANGE REPURCHASE RIGHT NOTICE, NOTICE OF RIGHT TO CONVERT,

NOTICE OF ENTRY INTO SUPPLEMENTAL INDENTURE AND OFFER TO REPURCHASE

TO HOLDERS OF

2.50% Convertible Senior Notes Due 2017 (CUSIP Number 229678AD9)

1.125% Convertible Senior Notes due 2018 (CUSIP Number 229678AF4)

1.875% Convertible Senior Notes due 2020 (CUSIP Number 229678AH0)

This Amendment and Supplement (this “Amendment and Supplement”) to the Fundamental Change Repurchase Right Notice, Notice of Right to Convert, Notice of Entry into Supplemental Indenture and Offer to Repurchase dated January 22, 2015 to Holders of 2.50% Convertible Senior Notes Due 2017, 1.125% Convertible Senior Notes due 2018 and 1.875% Convertible Senior Notes due 2020 (the “Notice”), is being made on January 27, 2015 pursuant to the terms and conditions of (i) that certain indenture, dated as of October 25, 2010, as supplemented by the Supplemental Indenture, dated as of January 21, 2015 (the “2017 Indenture”), between Cubist Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), relating to the Company’s 2.50% Convertible Senior Notes due 2017 (the “2017 Convertible Notes”), (ii) that certain indenture, dated as of September 10, 2013, as supplemented by the Supplemental Indenture, dated as of January 21, 2015 (the “2018 Indenture”), between the Company and the Trustee, relating to the Company’s 1.125% Convertible Senior Notes due 2018 (the “2018 Convertible Notes”), and (iii) that certain indenture, dated as of September 10, 2013, as supplemented by the Supplemental Indenture, dated as of January 21, 2015 (the “2020 Indenture” and together with the 2017 Indenture and 2018 Indenture, the “Indentures”) between the Company and the Trustee, relating to the Company’s 1.875% Convertible Senior Notes due 2020 (the “2020 Convertible Notes” and together with the 2017 Convertible Notes and 2018 Convertible Notes, the “Notes”).

This Amendment and Supplement modifies and should be read in conjunction with the Notice.

The Paying Agent and Conversion Agent is:

The Bank of New York Mellon Trust Company, N.A.

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
The Bank of New York Mellon P.O. Box 396 East Syracuse, NY 13057 Attn: Debt Processing Unit (ACT)	The Bank of New York Mellon 111 Sanders Creek Parkway East Syracuse, NY 13057 Attn: Corporate Trust Window	The Bank of New York Mellon 111 Sanders Creek Parkway East Syracuse, NY 13057 Attn: Corporate Trust Window

Or

By Facsimile Transmission:

(732) 667-9408

Phone Number:

(315) 414-3362

Email: CT_REORG_UNIT_INQUIRIES@bnymellon.com

The Information Agent for the Offer is:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The following material amends and supplements, but does not materially change, the Notice to the extent set forth herein, and should be read in conjunction with the Notice.

Terms used but not defined herein shall have the meanings ascribed to such terms in the Notice, and if not defined therein shall have the meanings set forth in the applicable Indenture.

With respect to interest payable in connection with the Fundamental Change Repurchase Price, we will pay accrued and unpaid interest, if any, to, but excluding, February 23, 2015 (unless such Fundamental Change Repurchase Date falls after a Regular Record Date and on or prior to the corresponding Interest Payment Date for the applicable Notes, in which case the Company shall pay the full amount of accrued and unpaid interest payable on such Interest Payment Date to the Holder of record of the applicable Notes at the close of business on such Regular Record Date).

The Company estimates that (i) the accrued interest payable on the Notes that are surrendered for repurchase will be approximately $7.99 per $1,000 principal amount of 2017 Convertible Notes surrendered, $5.63 per $1,000 principal amount of 2018 Convertible Notes surrendered, and $9.38 per $1,000 principal amount of 2020 Convertible Notes surrendered, assuming a Fundamental Change Repurchase Date of February 23, 2015, and (ii) the Fundamental Change Repurchase Price on such Notes will be approximately $1,007.99 per $1,000 principal amount of 2017 Convertible Notes surrendered, $1,005.63 per $1,000 principal amount of 2018 Convertible Notes surrendered, and $1,009.38 per $1,000 principal amount of 2020 Convertible Notes surrendered.

The total amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all of such Notes are validly surrendered for repurchase and not validly withdrawn) is approximately $230,617,180 with respect to the 2017 Convertible Notes, $351,968,750 with respect to the 2018 Convertible Notes, and $454,218,750 with respect to the 2020 Convertible Notes.

This aggregate amount is approximately $1,036,804,680, calculated as the sum of (a) (i) $228,790,000, representing 100% of the principal amount of the 2017 Convertible Notes outstanding as of January 20, 2015, plus (ii) $1,827,180, representing accrued and unpaid interest on such 2017 Convertible Notes up to, but excluding, the Fundamental Change Repurchase Date, (b) (i) $350,000,000, representing 100% of the principal amount of the 2018 Convertible Notes outstanding as of January 20, 2015, plus (ii) $1,968,750, representing accrued and unpaid interest on such 2018 Convertible Notes up to, but excluding, the applicable Interest Payment Date, and (c) (i) $450,000,000, representing 100% of the principal amount of the 2020 Convertible Notes outstanding as of January 20, 2015, plus (ii) $4,218,750, representing accrued and unpaid interest on such 2020 Convertible Notes up to, but excluding, the applicable Interest Payment Date.

With respect to the Company’s conversion obligation, all conversion rates are rounded to the fourth decimal place. As a result, the Company’s conversion obligation with respect to Notes that are converted during the Conversion Period will be fixed at an amount in cash, equal to the Conversion Rate of 34.6620 for the 2017 Convertible Notes, 13.1745 for the 2018 Convertible Notes and 13.5165 for the 2020 Convertible Notes, multiplied by $102.00 (i.e., the Merger Consideration). As a result, you will be entitled to receive $3,535.52 in cash per $1,000 aggregate principal amount of 2017 Convertible Notes, $1,343.80 in cash per $1,000 aggregate principal amount of 2018 Convertible Notes and $1,378.68 in cash per $1,000 aggregate principal amount of 2020 Convertible Notes validly surrendered for conversion and not validly withdrawn during the Conversion Period.

The second paragraph of Section 2.3 of the Notice (Conversion Rights of Holders) is replaced in its entirety with the following text:

Upon the conversion of any Notes, except as described in the next succeeding sentence, a Holder will not receive any separate cash payment for accrued and unpaid interest, and the Company’s settlement of the conversion obligations as described above will be deemed to satisfy in full its obligation to pay the principal amount of the Notes and any accrued and unpaid interest thereon. If Notes are converted after the close of business on the applicable Regular Record Date and prior to the open of business on the immediately following applicable Interest Payment Date, then Holders of such Notes as of the close of business on such Regular Record Date shall be entitled to scheduled interest payable on such Notes on such Interest Payment Date. Accordingly, Notes surrendered for conversion must be accompanied by funds equal to the amount of interest payable on the Notes being converted, unless the Fundamental Change Repurchase Date is after such Regular Record Date and prior to or on the corresponding Interest Payment Date for such Notes, or to the extent of any Defaulted Amounts, if any Defaulted Amounts exist at the time of conversion with respect to such Notes.

Section 2.5 of the Notice (Interest) is replaced in its entirety with the following text:

2.5 Interest. Holders who validly surrender and do not validly withdraw their Notes in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued cash interest payable on their Notes accrued to, but excluding, the Fundamental Change Repurchase Date (except as set forth above) in an amount equal to the following computation multiplied by each $1,000 of principal amount validly surrendered for repurchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last interest payment date on which interest has been paid (November 1, 2014 with respect to the 2017 Convertible Notes, September 1, 2014 with respect to the 2018 Convertible Notes and September 1, 2014 with respect to the 2020 Convertible Notes) to, but excluding, the Fundamental Change Repurchase Date (except as set forth above), divided by 360. The Company estimates that the accrued interest payable on the 2017 Convertible Notes, 2018 Convertible Notes and 2020 Convertible Notes that are validly surrendered for repurchase on the Fundamental Change Repurchase Date and not validly withdrawn will be approximately $7.99, $5.63 and $9.38, respectively, per $1,000 principal amount of Notes surrendered, assuming a Fundamental Change Repurchase Date of February 23, 2015. Holders converting the Notes will not receive a cash payment for accrued and unpaid interest except as set forth in “Section 2.3 – Conversion Rights of the Holders”. On the Fundamental Change Repurchase Date, the Company intends to deposit sufficient cash for the conversion of the Notes with the Trustee for the satisfaction and discharge of each Indenture pursuant to Section 9.01 of each Indenture. No interest on the Notes will accrue after the satisfaction and discharge of the applicable indenture.

* * * * *

No person has been authorized to give any information or to make any representations other than those contained in the Notice and this Amendment and Supplement and, if given or made, such information or representations must not be relied upon as having been authorized. This communication does not constitute an offer to buy or the solicitation of an offer to sell Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this communication shall not under any circumstances create any implication that the information contained in this communication is current as of any time subsequent to the date of such information. None of the Company or Parent or any of their respective affiliates, or any of its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether or not to surrender or convert (if at all) such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert.

None of the Company or Parent or any of their respective affiliates, or its or their respective boards of directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the conversion rights, pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this Notice contain information that includes or is based on “forward-looking statements.” Forward-looking statements include the management’s judgment regarding future events. In many cases, you can identify such statements by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “projected,” “forecast,” “will,” “may” or similar expressions. Because these statements reflect current views concerning future events, these forward-looking statements involve risks and uncertainties. All statements, other than statements of historical fact, included in and incorporated by reference herein regarding the Merger, the Company’s financial position, business strategy and plans or objectives for future operations are forward-looking statements.

You should read these forward-looking statements carefully because they discuss our expectations about our future performance or future events, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

In addition, the statements herein are made as of January 27, 2015. Subsequent events or developments may cause our views to change. We do not undertake any obligation to update our forward-looking statements after the date of this document for any reason, even if new information becomes available or other events occur in the future.

These forward-looking statements should not be relied upon as representing our views as of any date subsequent to January 27, 2015. You are advised to consult any further disclosures we make on related subjects in our reports filed with the Securities and Exchange Commission (the “SEC”).